Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Record Fourth Quarter and Full Year 2015 Results

WALTHAM, Mass. (January 28, 2016) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Highlights

•	Grew fourth quarter adjusted earnings per share (EPS) by 7% to $2.12 and full year adjusted EPS by 6% to $7.39.

•	Increased fourth quarter revenue by 4% to $4.65 billion.

•	Expanded fourth quarter adjusted operating margin by 40 basis points to 23.2%.

•
Launched significant new products in 2015 for research, clinical and applied markets, highlighted by the QuantStudio 3 and 5 qPCR systems, Orbitrap Fusion Lumos Tribrid mass spectrometer and the Ion S5 and S5 XL next-generation sequencing instruments.

•	Leveraged increasing scale in Asia-Pacific and emerging markets to deliver strong growth, led by outstanding performance in China and significant contributions from India and South Korea.

•	Successfully integrated the Life Technologies acquisition, which strengthened our customer value proposition and accelerated growth.

•
In 2015, deployed nearly $700 million to expand our bioproduction and laboratory chemicals offerings through acquisitions of Advanced Scientifics, Inc. and Alfa Aesar; also repurchased $500 million of stock.

•	Reduced debt by approximately $2.0 billion in 2015 and achieved target leverage ratio.

•	After year end, announced agreement to acquire Affymetrix for $1.3 billion to strengthen leadership in biosciences and genetic analysis.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m pleased to report that every business segment finished the year strong, which contributed to an outstanding year for Thermo Fisher in a challenging macro-environment,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We executed well to extend our long track record of strong adjusted EPS growth and delivered increased value to our customers to achieve excellent top-line results.

“Our strong performance in 2015 demonstrates the success of our growth strategy, which is based on technology innovation, scale in Asia-Pacific and emerging markets, and our unique customer value proposition. During the year, we launched high-impact products across our technology portfolio that strengthen our leadership positions and create new avenues for growth. We expanded our capabilities in high-growth regions, such as Singapore, Southeast Asia and the Middle East, while delivering outstanding growth in China. We also successfully integrated Life Technologies, leveraging our combined portfolios and commercial strengths to create tremendous value for our customers.

“In terms of capital deployment, we invested about $1.4 billion during 2015 to expand our customer offerings through strategic M&A and return capital through stock buybacks and dividends. At the same time, we de-levered ahead of our original plan and kicked off 2016 with our agreement to acquire Affymetrix.”

Casper concluded, “Our strong finish in the fourth quarter contributed to a great year overall, and sets us up to deliver a successful 2016.”

Fourth Quarter 2015

For the fourth quarter of 2015, adjusted EPS grew 7% to $2.12, versus $1.99 in the fourth quarter of 2014. Revenue for the quarter grew 4% to $4.65 billion in 2015, versus $4.49 billion in 2014. Organic revenue growth was 7%; acquisitions increased revenues by 1% and currency translation reduced revenue by 4%. Adjusted operating income for the fourth quarter of 2015 increased 5% compared with the year-ago quarter, and adjusted operating margin expanded to 23.2%, compared with 22.8% in the fourth quarter of 2014.

GAAP diluted EPS for the fourth quarter of 2015 was $1.50, versus $1.49 in the same quarter last year. GAAP operating income for the fourth quarter of 2015 increased 8% to $690 million, compared with $639 million in 2014. GAAP operating margin increased to 14.8%, compared with 14.2% in the fourth quarter of 2014.

Full Year 2015

For the full year 2015, adjusted EPS grew 6% to $7.39, versus $6.96 in 2014. Revenue for 2015 grew to $16.97 billion, compared with $16.89 billion a year ago. Organic revenue grew 5%; acquisitions, net of divestitures, increased revenue by 1% and currency translation reduced revenue by 6%. Adjusted operating income for 2015 increased 3% compared with 2014, and adjusted operating margin expanded 60 basis points to 22.5%, compared with 21.9% a year ago.

GAAP diluted EPS for 2015 was $4.92, versus $4.71 in 2014. GAAP operating income for 2015 decreased to $2.34 billion, compared with $2.50 billion a year ago. GAAP operating margin decreased to 13.8%, compared with 14.8% in 2014. GAAP results reflect gains from the sale of businesses in 2014.

Annual Guidance for 2016

The company will provide 2016 financial guidance on its earnings conference call this morning at 8:30 a.m. EST.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Year-over-year results were negatively affected by the impact of foreign currency exchange rates.

Life Sciences Solutions Segment

In the fourth quarter of 2015, Life Sciences Solutions Segment revenue grew to $1.21 billion, compared with revenue of $1.19 billion in the fourth quarter of 2014. Segment adjusted operating margin increased to 31.6%, versus 30.8% in 2014.

For the full year 2015, Life Sciences Solutions Segment revenue grew to $4.44 billion, compared with revenue of $4.20 billion in 2014. Segment adjusted operating margin rose to 30.1% in 2015 compared with 29.0% a year ago.

Analytical Instruments Segment

Analytical Instruments Segment revenue increased 3% to $925 million in the fourth quarter of 2015, compared with revenue of $902 million in the fourth quarter of 2014. Segment adjusted operating margin grew to 22.1%, versus 20.2% in the 2014 quarter.

For the full year 2015, Analytical Instruments Segment revenue was $3.21 billion, compared with revenue of $3.25 billion in 2014. Segment adjusted operating margin rose to 19.1%, versus 17.9% in 2014.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the fourth quarter increased to $865 million in 2015, compared with revenue of $863 million in the fourth quarter of 2014. Segment adjusted operating margin was 26.2%, versus 27.1% in the 2014 quarter.

For the full year 2015, Specialty Diagnostics Segment revenue was $3.24 billion, compared with revenue of $3.34 billion in 2014. Segment adjusted operating margin was 26.9%, versus 2014 results of 27.4%.

Laboratory Products and Services Segment

In the fourth quarter of 2015, Laboratory Products and Services Segment revenue grew 8% to $1.82 billion, compared with revenue of $1.68 billion in the fourth quarter of 2014. Segment adjusted operating margin increased to 14.7%, versus 14.5% in the 2014 quarter.

For the full year 2015, Laboratory Products and Services Segment revenue increased 1% to $6.66 billion, compared with revenue of $6.60 billion in 2014. Segment adjusted operating margin increased to 15.0%, versus 14.9% in 2014.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2016, based on acquisitions closed through the end of 2015, our adjusted EPS will exclude approximately $2.23 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 28, 2016, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 26, 2016.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and more than 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended September 26, 2015, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2015	Revenues	2014	Revenues

Revenues	$4,652.5		$4,492.8
Costs and Operating Expenses:
Cost of revenues (c)	2,439.9	52.4%	2,290.8	51.0%
Selling, general and administrative expenses (d)	968.7	20.8%	1,007.4	22.4%
Amortization of acquisition-related intangible assets	326.0	7.0%	339.3	7.6%
Research and development expenses	180.3	3.9%	182.5	4.1%
Restructuring and other costs, net (e)	47.4	1.0%	33.7	0.7%
	3,962.3	85.2%	3,853.7	85.8%

Operating Income	690.2	14.8%	639.1	14.2%
Interest Income	8.7		9.3
Interest Expense	(103.0)		(116.2)
Other (Expense) Income, Net (f)	(13.2)		4.9

Income Before Income Taxes	582.7		537.1
Benefit from Income Taxes (g)	23.6		66.9

Income from Continuing Operations	606.3		604.0

Loss from Discontinued Operations	(3.7)		(2.8)

Net Income	$602.6	13.0%	$601.2	13.4%

Earnings per Share from Continuing Operations:
Basic	$1.52		$1.51
Diluted	$1.51		$1.49

Earnings per Share:
Basic	$1.51		$1.50
Diluted	$1.50		$1.49

Weighted Average Shares:
Basic	399.5		400.4
Diluted	402.4		404.1

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$690.2	14.8%	$639.1	14.2%
Cost of Revenues Charges (c)	6.6	0.2%	0.9	0.0%
Selling, General and Administrative Charges, Net (d)	10.9	0.2%	12.7	0.3%
Restructuring and Other Costs, Net (e)	47.4	1.0%	33.7	0.7%
Amortization of Acquisition-related Intangible Assets	326.0	7.0%	339.3	7.6%

Adjusted Operating Income (b)	$1,081.1	23.2%	$1,025.7	22.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$602.6	13.0%	$601.2	13.4%
Cost of Revenues Charges (c)	6.6	0.2%	0.9	0.0%
Selling, General and Administrative Charges, Net (d)	10.9	0.2%	12.7	0.3%
Restructuring and Other Costs, Net (e)	47.4	1.0%	33.7	0.7%
Amortization of Acquisition-related Intangible Assets	326.0	7.0%	339.3	7.6%
Other Expense, Net (f)	6.3	0.1%	3.7	0.1%
Provision for Income Taxes (g)	(150.6)	-3.2%	(189.6)	-4.2%
Discontinued Operations, Net of Tax	3.7	0.0%	2.8	0.0%

Adjusted Net Income (b)	$852.9	18.3%	$804.7	17.9%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.50		$1.49
Cost of Revenues Charges, Net of Tax (c)	0.01		(0.03)
Selling, General and Administrative Charges, Net of Tax (d)	0.02		0.02
Restructuring and Other Costs, Net of Tax (e)	0.07		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.56		0.47
Other Expense, Net of Tax (f)	0.01		—
Provision for Income Taxes (g)	(0.06)		0.01
Discontinued Operations, Net of Tax	0.01		0.01

Adjusted EPS (b)	$2.12		$1.99

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,228.1		$953.7
Net Cash Used in Discontinued Operations	0.7		0.8
Purchases of Property, Plant and Equipment	(129.4)		(156.7)
Proceeds from Sale of Property, Plant and Equipment	10.6		29.6

Free Cash Flow	$1,110.0		$827.4

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2015	Revenues	2014	Revenues

Revenues
Life Sciences Solutions	$1,209.8	26.0%	$1,185.2	26.4%
Analytical Instruments	925.3	19.9%	902.4	20.1%
Specialty Diagnostics	864.7	18.6%	863.0	19.2%
Laboratory Products and Services	1,816.6	39.0%	1,682.9	37.5%
Eliminations	(163.9)	-3.5%	(140.7)	-3.2%

Consolidated Revenues	$4,652.5	100.0%	$4,492.8	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$382.0	31.6%	$364.9	30.8%
Analytical Instruments	205.0	22.1%	182.0	20.2%
Specialty Diagnostics	226.7	26.2%	234.3	27.1%
Laboratory Products and Services	267.4	14.7%	244.5	14.5%

Subtotal Reportable Segments	1,081.1	23.2%	1,025.7	22.8%

Cost of Revenues Charges (c)	(6.6)	-0.2%	(0.9)	0.0%
Selling, General and Administrative Charges, Net (d)	(10.9)	-0.2%	(12.7)	-0.3%
Restructuring and Other Costs, Net (e)	(47.4)	-1.0%	(33.7)	-0.7%
Amortization of Acquisition-related Intangible Assets	(326.0)	-7.0%	(339.3)	-7.6%

GAAP Operating Income (a)	$690.2	14.8%	$639.1	14.2%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2015 and 2014 include i) $6.2 and $0.3, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $0.4 and $0.6, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2015 and 2014 include i) $4.6 and $11.9, respectively, of third-party transaction/integration costs related to the acquisitions of Alfa Aesar in 2015 and Life Technologies in 2014; ii) $(0.3) and $0.2, respectively, of (gains)/charges for changes in estimates of contingent consideration for acquisitions; and iii) $6.6 and $0.6, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2015 and 2014 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2015 include $16.5 of charges for litigation at acquired businesses, $14.9 of impairment of acquired technology in development and $1.7 of gains on the sale of real estate. Reported results in 2014 include $29.3 of charges for pension settlements and $14.8 of gains on the sale of real estate.

(f) Reported results in 2015 and 2014 include i) $0.1 and $(3.1), respectively, of net gains (losses) on investments and ii) $0.6 and $0.6, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2015 also include a loss of $5.8 on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $126.6 and $194.8 of incremental tax benefit in 2015 and 2014, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2015 and 2014, $24.0 and $(5.2), respectively, of incremental tax benefit/(provision) from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $98.5 and $89.4 in 2015 and 2014, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $33.2 and $30.5 in 2015 and 2014, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2015 and 2014 include $4.3 and $8.5, respectively, of expense for such cash payments.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2015	Revenues	2014	Revenues

Revenues	$16,965.4		$16,889.6
Costs and Operating Expenses:
Cost of revenues (c)	8,782.7	51.8%	8,970.6	53.1%
Selling, general and administrative expenses (d)	3,724.1	22.0%	3,991.4	23.6%
Amortization of acquisition-related intangible assets	1,314.8	7.7%	1,331.7	7.9%
Research and development expenses	692.3	4.1%	691.1	4.1%
Restructuring and other costs (income), net (e)	115.3	0.7%	(598.2)	-3.5%
	14,629.2	86.2%	14,386.6	85.2%

Operating Income	2,336.2	13.8%	2,503.0	14.8%
Interest Income	30.6		47.7
Interest Expense	(414.9)		(479.9)
Other (Expense) Income, Net (f)	(15.5)		16.4

Income Before Income Taxes	1,936.4		2,087.2
Benefit from (Provision for) Income Taxes (g)	43.9		(191.7)

Income from Continuing Operations	1,980.3		1,895.5

Loss from Discontinued Operations, Net of Tax	(4.9)		(1.1)

Net Income	$1,975.4	11.6%	$1,894.4	11.2%

Earnings per Share from Continuing Operations:
Basic	$4.97		$4.76
Diluted	$4.93		$4.71

Earnings per Share:
Basic	$4.96		$4.76
Diluted	$4.92		$4.71

Weighted Average Shares:
Basic	398.7		398.2
Diluted	401.9		402.3

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,336.2	13.8%	2,503.0	14.8%
Cost of Revenues Charges (c)	9.1	0.0%	327.6	1.9%
Selling, General and Administrative Charges, Net (d)	46.3	0.3%	130.7	0.8%
Restructuring and Other Costs (Income), Net (e)	115.3	0.7%	(598.2)	-3.5%
Amortization of Acquisition-related Intangible Assets	1,314.8	7.7%	1,331.7	7.9%

Adjusted Operating Income (b)	$3,821.7	22.5%	3,694.8	21.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,975.4	11.6%	$1,894.4	11.2%
Cost of Revenues Charges (c)	9.1	0.0%	327.6	1.9%
Selling, General and Administrative Charges, Net (d)	46.3	0.3%	130.7	0.8%
Restructuring and Other Costs (Income), Net (e)	115.3	0.7%	(598.2)	-3.5%
Amortization of Acquisition-related Intangible Assets	1,314.8	7.7%	1,331.7	7.9%
Other Expense (Income), Net (f)	21.5	0.2%	(3.1)	0.0%
Provision for Income Taxes (g)	(515.8)	-3.0%	(283.3)	-1.7%
Discontinued Operations, Net of Tax	4.9	0.0%	1.1	0.0%

Adjusted Net Income (b)	$2,971.5	17.5%	$2,800.9	16.6%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.92		$4.71
Cost of Revenues Charges, Net of Tax (c)	0.01		0.55
Selling, General and Administrative Charges, Net of Tax (d)	0.05		0.24
Restructuring and Other Costs (Income), Net of Tax (e)	0.19		(0.79)
Amortization of Acquisition-related Intangible Assets, Net of Tax	2.27		2.27
Other Expense (Income), Net of Tax (f)	0.03		(0.01)
Provision for Income Taxes (g)	(0.09)		(0.01)
Discontinued Operations, Net of Tax	0.01		—

Adjusted EPS (b)	$7.39		$6.96

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$2,816.9		$2,619.6
Net Cash Used in Discontinued Operations	8.7		4.3
Purchases of Property, Plant and Equipment	(422.9)		(427.6)
Proceeds from Sale of Property, Plant and Equipment	18.1		49.3

Free Cash Flow	$2,420.8		$2,245.6

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2015	Revenues	2014	Revenues

Revenues
Life Sciences Solutions	$4,439.4	26.2%	$4,195.7	24.8%
Analytical Instruments	3,208.2	18.9%	3,252.2	19.3%
Specialty Diagnostics	3,243.9	19.1%	3,343.6	19.8%
Laboratory Products and Services	6,661.5	39.3%	6,601.5	39.1%
Eliminations	(587.6)	-3.5%	(503.4)	-3.0%

Consolidated Revenues	$16,965.4	100.0%	$16,889.6	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,336.9	30.1%	$1,214.9	29.0%
Analytical Instruments	612.8	19.1%	581.1	17.9%
Specialty Diagnostics	872.9	26.9%	916.0	27.4%
Laboratory Products and Services	999.1	15.0%	982.8	14.9%

Subtotal Reportable Segments	3,821.7	22.5%	3,694.8	21.9%

Cost of Revenues Charges (c)	(9.1)	0.0%	(327.6)	-1.9%
Selling, General and Administrative Charges, Net (d)	(46.3)	-0.3%	(130.7)	-0.8%
Restructuring and Other (Costs) Income, Net (e)	(115.3)	-0.7%	598.2	3.5%
Amortization of Acquisition-related Intangible Assets	(1,314.8)	-7.7%	(1,331.7)	-7.9%

GAAP Operating Income (a)	$2,336.2	13.8%	$2,503.0	14.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2015 and 2014 include i) $6.9 and $303.4, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $2.2 and $2.8, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2014 also include a charge of $21.4 to conform the accounting policies of Life Technologies with the company's accounting policies.

(d) Reported results in 2015 and 2014 include i) $12.2 and $100.5, respectively, of third-party transaction/integration costs primarily related to the acquisitions of Life Technologies and in 2015, Alfa Aesar; ii) charges of $19.4 and $5.2, respectively, associated with product liability litigation; iii) $(2.8) and $8.2, respectively, of (gains)/charges for changes in estimates of contingent consideration for acquisitions and iv) $17.5 and $0.6, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies. Reported results in 2014 also include a charge of $16.2 to conform the accounting policies of Life Technologies with the company's accounting policies.

(e) Reported results in 2015 and 2014 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2015 include gains of $11.2 on the sale of product lines and real estate, charges of $20.0 for litigation at an acquired business, $14.9 of impairment of acquired technology in development, and $5.0 of cash compensation contractually due to employees of an acquired business on the date of acquisition. Reported results in 2014 include gains of $895.4 on the sale of businesses, principally the sera and media, gene modulation and magnetic beads businesses and the Cole-Parmer business, and a charge of $91.7 for cash compensation to monetize certain equity awards held by Life Technologies employees at the date of acquisition.

(f) Reported results in 2015 and 2014 include i) $0.1 and $6.3, respectively, of net gains from investments and ii) $2.2 and $2.2, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2015 also include $7.5 of costs associated with entering into interest rate swap arrangements and losses of $11.9 on the early extinguishment of debt. Reported results in 2014 also include $1.0 of charges related to amortization of fees paid to obtain financing commitments related to the Life Technologies acquisition.

(g) Reported provision for income taxes includes i) $478.3 and $277.8 of incremental tax benefit in 2015 and 2014, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2015 and 2014, $37.5 and $5.5, respectively, of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $373.4 and $353.1 in 2015 and 2014, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $125.0 and $117.1 in 2015 and 2014, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2015 and 2014 include $22.4 and $34.8, respectively, of expense for such cash payments.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2015	2014

Assets
Current Assets:
Cash and cash equivalents	$452.1	$1,343.5
Accounts receivable, net	2,544.9	2,473.6
Inventories	1,991.7	1,859.5
Other current assets	663.7	863.2

Total current assets	5,652.4	6,539.8

Property, Plant and Equipment, Net	2,448.8	2,426.5

Acquisition-related Intangible Assets	12,758.3	14,110.1

Other Assets	1,312.0	933.1

Goodwill	18,827.6	18,842.6

Total Assets	$40,999.1	$42,852.1

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,052.8	$2,212.4
Other current liabilities	3,048.4	3,137.4

Total current liabilities	4,101.2	5,349.8

Other Long-term Liabilities	4,030.0	4,602.6

Long-term Obligations	11,473.9	12,351.6

Total Shareholders' Equity	21,394.0	20,548.1

Total Liabilities and Shareholders' Equity	$40,999.1	$42,852.1

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2015	2014

Operating Activities
Net income	$1,975.4	$1,894.4
Loss from discontinued operations	4.9	1.1
Income from continuing operations	1,980.3	1,895.5

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,688.2	1,684.8
Change in deferred income taxes	(511.8)	(621.8)
Net gains on sale of businesses	(7.6)	(895.4)
Other non-cash expenses, net	126.4	392.9
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(449.9)	167.9

Net cash provided by continuing operations	2,825.6	2,623.9
Net cash used in discontinued operations	(8.7)	(4.3)

Net cash provided by operating activities	2,816.9	2,619.6

Investing Activities
Acquisitions, net of cash acquired	(694.6)	(13,060.1)
Purchases of property, plant and equipment	(422.9)	(427.6)
Proceeds from sale of property, plant and equipment	18.1	49.3
Proceeds from sale of businesses, net of cash divested	—	1,521.8
Other investing activities, net	12.0	133.9

Net cash used in investing activities	(1,087.4)	(11,782.7)

Financing Activities
Net proceeds from issuance of debt	1,798.0	6,592.3
Repayment of long-term obligations	(3,780.2)	(4,429.4)
Increase (decrease) in commercial paper, net	49.5	(249.9)
Decrease in short-term notes payable	—	(36.6)
Purchases of company common stock	(500.0)	—
Dividends paid	(240.6)	(234.8)
Net proceeds from issuance of company common stock	—	2,942.0
Net proceeds from issuance of company common stock under employee stock plans	124.0	155.4
Tax benefits from stock-based compensation awards	64.1	65.6
Other financing activities, net	(6.1)	(8.5)

Net cash (used in) provided by financing activities	(2,491.3)	4,796.1

Exchange Rate Effect on Cash	(129.6)	(115.5)

Decrease in Cash and Cash Equivalents	(891.4)	(4,482.5)
Cash and Cash Equivalents at Beginning of Period	1,343.5	5,826.0

Cash and Cash Equivalents at End of Period	$452.1	$1,343.5

Free Cash Flow (a)(b)	$2,420.8	$2,245.6

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b) Free cash flow in 2014 was reduced by $325.1 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and third-party transaction/integration costs.